Exhibit 99.1
Terra Industries Inc. Reports Third Quarter Results,
Declares Dividend
SIOUX CITY, IOWA (October 22, 2009)—Terra Industries Inc. (NYSE: TRA) (“Terra”) announced income attributable to common stockholders for the 2009 third quarter of $45.9 million ($0.46 per diluted share), down from $164.9 million ($1.64 per diluted share) for the same period in 2008. For the 2009 first nine months, Terra’s income attributable to common stockholders was $156.3 million ($1.57 per diluted share), compared to $467.2 million ($4.54 per diluted share) for the 2008 first nine months.
Terra also declared a dividend of $0.10 per common share, payable December 11, 2009, to holders of record as of November 23, 2009.
Analysis of Third Quarter Results
Revenues for the 2009 third quarter totaled $347.0 million, compared to $790.2 million for the 2008 third quarter. Sales price declines contributed 84% of the revenue decline, while sales volume reductions decreased revenues by 16%. Tepid agricultural and industrial nitrogen demand related to the overall economic uncertainty contributed to these factors.
Lower natural gas prices helped to reduce third quarter 2009 production costs by $171 million, when compared to the third quarter of 2008.
Third quarter cost of sales also reflects maintenance turnarounds at Terra’s Verdigris facility and the curtailment of ammonia production at the Donaldsonville plant. The cost of these activities was an estimated $7.1 million on a pretax basis ($5.2 million after tax), or $0.05 per diluted share.
Selling, general and administrative expenses in the third quarter of 2009 reflected additional costs related to long-term incentive accruals as a result of the changes in the Terra stock price. Third quarter 2009 long-term compensation expense was $4.9 million higher than the prior year comparable amount.
During the 2009 third quarter, Terra’s GrowHow UK joint venture benefited from 66 percent lower gas prices, which offset the 13 percent decrease in sales volumes and 48 percent decrease in selling prices, as compared to the 2008 third quarter.
Terra’s income tax expense for the third quarters of 2009 and 2008 was $5.0 million and $63.2 million, respectively. The effective tax rate was 10.1% in the quarter
SUMMARY

$1.0 billion of cash and deposits

$600 million of L-T financing to close in October 2009

Q3/09 vs. Q3/08:

▪	Natural gas costs decline 63%.

▪	Ammonia sales volumes increased 5%.

▪	UAN and AN sales volumes decreased 12% and 4%.

▪	Ammonia, UAN and AN selling prices decreased 59%, 59% and 50%.
Outlook

▪	USDA forecasts strong spring 2010 corn plantings, which should support strengthening demand for nitrogen.

▪	Regulations taking effect in 2010 should stimulate sales into environmental mobile and stationary NOx abatement markets.

▪	Natural gas prices appear likely to reflect seasonal adjustments.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
ended September 30, 2009. During the third quarter of 2009, Terra completed the preparation and filing of its 2008 U.S. federal income tax return and recorded adjustments which reduced Terra’s effective tax rate for the quarter ended September 30, 2009 by 16.1%, or approximately $0.08 per share. Excluding the effects of the adjustments, Terra’s effective tax rate would have been 26.2%. The 26.2% rate reflects the benefit resulting from the reorganization of Terra’s subsidiary operations during the fourth quarter of 2008 and expected utilization of state and federal tax credits. The effective tax rate was 26.9% for the quarter ended September 30, 2008, which reflects income in foreign jurisdictions with lower statutory tax rates compared to the United States as well as the utilization of federal and state tax credits to reduce the estimated tax liability.
Analysis of First Nine Months Results
Revenues for the 2009 first nine months totaled $1,220.3 million, compared to $2,208.0 million for the 2008 first nine months. Sales price reductions contributed 62% of the revenue decline, while sales volume reductions decreased revenues by 38%, due generally to reduced demand related to the economic slowdown.
Lower first nine months natural gas costs due to reduced demand and ample supplies helped to decrease production costs by $292 million compared to the nine months of 2008.
First nine months cost of sales also includes the curtailment of ammonia production at the Donaldsonville and Woodward plants and maintenance turnarounds at the Yazoo City, Woodward and Verdigris facilities in the first, second and third quarters, respectively. The cost of these activities was an estimated $33.7 million on a pretax basis ($23.5 million after tax) or $0.24 per diluted share.
Other operating expenses for the 2009 first nine months included costs related to the CF Industries Holdings, Inc. unsolicited share exchange offer of approximately $14.3 million on a pretax basis ($10.0 million after tax), or $0.10 per diluted share.
Terra’s income tax expense for the first nine months of 2009 and 2008 was $55.8 million and $229.7 million, respectively. The effective tax rate was 26.4% in the nine months ended September 30, 2009. During the third quarter of 2009, Terra completed the preparation and filing of its 2008 U.S. federal income tax return and recorded adjustments which reduced Terra’s effective tax rate for the nine months ended September 30, 2009 by 3.8%, or $0.08 per share. Excluding the effects of the adjustments, Terra’s effective tax rate would have been 30.2%. The 30.2% rate reflects the benefits related to the reorganization of Terra’s subsidiary operations during the fourth quarter of 2008 and expected utilization of state and federal tax credits. The effective tax rate was 32.9% for the first nine months of 2008, which reflects income in foreign jurisdictions with lower statutory tax rates compared to the United States as well as the utilization of federal and state tax credits to reduce the estimated tax liability.
Forward Natural Gas Position
Terra’s forward purchase contracts at September 30, 2009, fixed prices for about 13 percent of its next 12 months’ natural gas needs at about $2.0 million less than published prices for September 30, 2009 forward markets. These forward positions hedge production costs

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
primarily associated with product that Terra has sold and plans to ship in the 2009 fourth and 2010 first quarters.
Cash Balances, Customer Prepayments and Share Buybacks
Cash balances totaled $1.0 billion and customer prepayments totaled $40.9 million at September 30, 2009. Terra expects to ship products under customer prepay agreements during the 2009 fourth and 2010 first quarters.
During the 2009 third quarter, Terra purchased no common shares under its share buyback program, which extends through June 30, 2010. Approximately 7.4 million shares remained available for repurchase under the program at Sept. 30, 2009.
CEO’s Remarks
“Terra’s third quarter sales volumes and selling prices reflect the effect of the economic downturn on agricultural and industrial nitrogen demand,” said Terra President and CEO Michael Bennett. “Countering this somewhat, our natural gas per-unit costs for the quarter were relatively moderate.”
“We were particularly disappointed that UAN prices remained unusually low relative to ammonia and urea prices over the quarter. Historically, UAN has commanded a premium and we believe the current relative price is a short term aberration. Volume driven competition in the third quarter drove domestic UAN prices to levels that enticed reluctant customers to take limited positions. At these prices, few imports were received at the gulf. During July and August 2009, UAN imports were 59% lower than the comparable period in the prior year. As harvest concludes and growers make plans for the upcoming season, we expect customers to continue their stocking of supplies and we expect prices to improve to levels that will permit the imports necessary to ensure adequate supplies for the 2010 crop year.”
Bennett continued, “We remain positive about nitrogen industry fundamentals. Assuming typical weather and field conditions, fall ammonia applications should return to normal levels, which would be an improvement over last year. Depending on when dealer customers begin stocking inventories for the spring season, UAN demand should also strengthen. We believe this should occur late in the 2009 fourth quarter and the 2010 first quarter if U.S. growers are to achieve the strong level of planted corn acres that USDA is currently projecting.”
“Terra will continue to actively manage production levels and inventories to match demand, especially in light of higher fourth quarter natural gas future prices.”
“We are pleased with our continued growth in stationary emission abatement markets and are actively preparing for the initial stages of the diesel exhaust fluid market.”
“Since the quarter’s end, Terra has:
•	Announced an agreement to purchase 50% of Agrium’s Carseland, Alberta nitrogen assets and certain U.S. assets for $250 million, subject to the closing of our offering of new bonds, Agrium’s completion of its proposed acquisition of CF Industries and other customary closing conditions. This acquisition will be immediately accretive and is an excellent opportunity to increase value to Terra stockholders.

•	Obtained a majority of consents for repayment of our 2017 notes and eliminated covenants in those notes that constrained the utilization of stockholder funds.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
•	Successfully priced $600 million of new bonds that provide opportunities for asset acquisitions and significant returns to stockholders, and increase our financial flexibility. These new bonds are expected to settle by the end of October 2009.

•	Continued to maintain a solid balance sheet with strong liquidity, including continued availability of unused credit facilities.”
Outlook
Terra continues to expect positive fundamentals for the next crop year:
▪	Strong agricultural nitrogen demand—Recent improvements in the forward corn markets support expectations for U.S. corn plantings of 86-87 million acres in spring 2010. Nitrogen inventories were reduced coming out of the 2008-2009 fertilizer year; thus forecasted nitrogen demand will need to be met with higher domestic production levels and stronger import volumes. Because the nitrogen supply chain takes months to restock in preparation for the spring application season, Terra expects buying interest and product shipment levels to improve.

▪	Strengthening nitrogen selling prices—Since the U.S. must import approximately 50% of its nitrogen needs, domestic prices must reach levels to attract imported material. Over the course of the third quarter, Terra saw domestic urea and ammonia prices strengthen closer to globally competitive levels. UAN prices did not realize a similar improvement; current prices remain at levels that will not attract adequate imports to meet demand, and do not reflect an appropriate comparative nutrient value. Terra believes UAN prices will appreciate to compete in global markets and more reasonably reflect its value to the end-user.
Factors that may temper the positive overall near-term outlook are:
▪	Natural gas costs—Natural gas prices have recently begun to reflect seasonal adjustments, though inventories are at record levels. The price of natural gas will affect Terra’s costs, and could be impacted by winter heating demand, production levels and other factors.

▪	Timing of industrial demand recovery—Terra has seen signs of improvement in industrial markets, but near-term industrial sales volumes will likely lag behind last year’s levels.
Conference Call Details
Terra management will conduct a conference call to discuss these third quarter and first nine months results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. In particular, statements about the completion of the Carseland acquisition and the benefits to Terra from such acquisition and Terra’s plans or intentions regarding the offering of notes and the tender offer by Terra Capital, Inc. are forward-looking statements and may not necessarily occur. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	the risk that the closing of the Carseland acquisition, which is conditioned on the completion of Agrium’s unsolicited bid for CF, may not occur,

•	risks related to potential acquisition transactions,

•	the risk that Terra Capital, Inc.’s notes offering will not be completed,

•	the risk that Terra Capital, Inc.’s cash tender offer for the 7.00% Senior Notes due 2017 will not be completed,

•	changes in financial and capital markets,

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #

Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com
Larry Dennedy/Laurie Connell
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per-share amounts)	2009	2008	2009	2008

Revenues
Product revenues	$345,779	$788,272	$1,216,480	$2,198,398
Other income	1,267	1,942	3,822	9,617

Total revenues	347,046	790,214	1,220,302	2,208,015

Costs and Expenses
Cost of sales	281,621	578,310	921,268	1,532,369
Selling, general and administrative expenses	17,300	18,301	49,774	58,238
Other operating expenses	—	—	14,260	—
Equity earnings of North American affiliates	(6,106)	(15,857)	(10,880)	(45,665)

Total costs and expenses	292,815	580,754	974,422	1,544,942

Income from operations	54,231	209,460	245,880	663,073
Interest income	725	5,409	3,700	19,330
Interest expense	(6,762)	(6,773)	(20,247)	(20,587)

Income before income taxes, noncontrolling interest and equity earnings of GrowHow UK Limited	48,194	208,096	229,333	661,816
Income tax provision	(5,049)	(63,169)	(55,849)	(229,742)
Equity earnings of GrowHow UK Limited	4,945	42,091	2,457	88,986

Income from continuing operations, net of tax	48,090	187,018	175,941	521,060
Income from discontinued operations, net of tax	810	141	810	7,612

Net income before noncontrolling interest	48,900	187,159	176,751	528,672
Less: Net income attributable to the noncontrol- ling interest	2,972	15,748	20,354	52,369

Net income attributable to Terra Industries Inc.	$45,928	$171,411	156,397	476,303

Amounts Attributable to Terra Industries Inc. Common Stockholders:
Income from continuing operations, net of tax	$45,118	$171,270	$155,587	$468,691
Income from discontinued operations, net of tax	810	141	810	7,612
Less: Inducement payment of preferred stock Conversion	—	5,248	—	5,248
Less: Preferred share dividends	17	1,275	51	3,825

Net income attributable to Terra Industries Inc. Common Stockholders	$45,911	$164,888	$156,346	$467,230

Basic Income per Common Share Attributable to Terra Industries Inc. Common Stockholders:
Continuing operations	$0.46	$1.75	$1.57	$5.01
Discontinued operations	0.01	—	0.01	0.08

Basic earnings per common share	$0.47	$1.75	$1.58	$5.09

Diluted Income per Common Share Attributable to Terra Industries Inc. Common Stockholders:
Continuing operations	$0.45	$1.64	$1.56	$4.47
Discontinued operations	0.01	—	0.01	0.07

Diluted earnings per common share	$0.46	$1.64	$1.57	$4.54

Weighted average shares outstanding:
Basic	99,465	94,259	99,305	91,821
Diluted	100,029	104,605	99,956	104,851
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.   ♦   600 Fourth Street   ♦   P.O. Box 6000   ♦   Sioux City, Iowa 51102-6000
www.terraindustries.com   ♦   712/277-1340   ♦   NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
Terra Industries Inc.
Summarized Financial Position
(unaudited)

	September 30,
(in thousands)	2009	2008

Assets
Cash and cash equivalents	$1,000,810	$680,666
Accounts receivable, net	103,862	235,587
Inventories, net	110,943	175,920
Margin deposits with derivative counterparties	—	132,058
Other current assets	68,901	62,193
Current assets of discontinued operations	—	45,607

Total current assets	1,284,516	1,332,031

Property, plant and equipment, net	435,442	407,037
Equity method investments	253,386	382,606
Deferred plant turnaround costs, net	28,000	29,303
Other assets	30,034	31,965

Total assets	2,031,378	2,182,942

Liabilities and Stockholders’ Equity
Accounts payable	$70,909	$124,138
Customer prepayments	40,882	195,039
Derivative hedge liabilities	2,382	218,652
Accrued and other current liabilities	62,172	113,042
Current liabilities of discontinued operations	—	2,749

Total current liabilities	176,345	653,620

Long-term debt	330,000	330,000
Deferred taxes	82,735	53,135
Pension liabilities	7,648	10,018
Other liabilities	81,786	78,779

Total liabilities	678,514	1,125,552

Preferred Shares—liquidation value of $500 and $2,100	483	2,027

Common Stockholders’ Equity
Capital stock
Common Shares—authorized 133,500 shares; 99,826 and 102,081 shares outstanding	152,787	154,866
Paid-in capital	584,556	625,058
Accumulated other comprehensive loss	(114,741)	(174,183)
Retained earnings	633,999	353,590

Total common stockholders’ equity	1,256,601	959,331
Noncontrolling interest	95,780	96,032

Total equity	1,352,381	1,055,363

Total liabilities and equity	$2,031,378	$2,182,942

Terra Industries Inc.   ♦   600 Fourth Street   ♦   P.O. Box 6000   ♦   Sioux City, Iowa 51102-6000
www.terraindustries.com   ♦   712/277-1340   ♦   NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
Terra Industries Inc.
Summarized Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in thousands)	2009	2008

Operating Activities
Net income before noncontrolling interest	$176,751	$528,672
Income from discontinued operations, net of tax	810	7,612

Income from continuing operations, net of tax	175,941	521,060
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	63,127	58,406
Loss on sales of property, plant and equipment	800	2,235
Deferred income taxes	(6,972)	(51,772)
Distributions in excess of equity earnings of North American affiliates	2,513	2,524
Equity earnings of GrowHow UK Limited	(2,457)	(88,986)
Non-cash gain on derivatives	(1,224)	(1,610)
Share-based compensation	13,408	10,333
Amortization of intangible and other assets	6,866	6,193
Changes in operating assets and liabilities:
Accounts receivable	28,765	(65,639)
Inventories	88,573	(42,221)
Accounts payable and customer prepayments	(102,062)	(90,559)
Margin deposits with derivative counterparties	36,945	(131,420)
Other assets and liabilities, net	(138,152)	67,471

Net cash flows from operating activities—continuing operations	166,071	196,015
Net cash flows from operating activities—discontinued operations	810	9,439

Net cash flows from operating activities	166,881	205,454

Investing Activities
Capital expenditures and plant turnaround expenditures	(95,679)	(70,123)
Proceeds from sale of property, plant and equipment	101	1,660
Distributions received from North American affiliates	11,682	7,196
Contribution settlement received from GrowHow UK Limited	—	27,427
Balancing consideration and other payments from GrowHow UK Limited	18,700	—

Net cash flows from investing activities	(65,196)	(33,840)

Financing Activities
Preferred share dividends paid	(51)	(3,825)
Inducement payment to preferred stockholders	—	(5,248)
Common stock dividends paid	(29,912)	(18,299)
Common stock issuances and vestings	(7,213)	(9,839)
Excess tax benefits from equity compensation plans	6,304	12,122
Payments under share repurchase program	—	(107,500)
Distributions to noncontrolling interests	(33,631)	(56,642)

Net cash flows from financing activities	(64,503)	(189,231)

Effect of exchange rate changes on cash	(3,072)	45

Increase (decrease) to cash and cash equivalents	34,110	(17,572)
Cash and cash equivalents at beginning of period	966,700	698,238

Cash and cash equivalents at end of period	$1,000,810	$680,666

Terra Industries Inc.   ♦   600 Fourth Street   ♦   P.O. Box 6000   ♦   Sioux City, Iowa 51102-6000
www.terraindustries.com   ♦   712/277-1340   ♦   NYSE Ticker: TRA

NEWS from Terra Industries Inc.	October 22, 2009
Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Sales Volumes and Prices
Note: All UAN data for 2009 and 2008 are expressed on a 32% nitrogen basis.

	Three Months Ended September 30,
	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]

Ammonia (tons)	413	$245	392	$598
UAN (tons)	928	142	1,055	349
Urea (tons) [2]	63	298	67	520
Ammonium nitrate (tons) [3]	241	171	251	341
Natural gas cost[4]	$3.70		$9.94

	Nine Months Ended September 30,
	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]

Ammonia (tons)	1,177	$314	1,303	$532
UAN (tons)	2,361	214	3,072	326
Urea (tons) [2]	215	309	202	466
Ammonium nitrate (tons) [3]	650	204	761	305
Natural gas cost[4]	$4.98		$8.74

1.	After deducting outbound freight costs.

2.	Urea sales volumes and prices include granular urea and urea solutions data. Previous financial reports did not includes urea solutions data.

3.	AN sales volumes and prices include ag grade AN, industrial grade AN (IGAN) and ammonium nitrate solution (ANS). Previous financial reports did not include ANS data.

4.	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases. Net costs of derivatives for the third quarter and first nine months of 2009 were $9.5 million and $107.5 million, respectively. Excluding the impact of 2009 hedge costs, natural gas cost was $3.35 per MMBtu and $3.60 per MMBtu for the 2009 third quarter and first nine months, respectively. The net cost of derivatives for the 2008 third quarter was $27.1 million and the net benefit for the 2008 first nine months was $17.0 million.
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.   ♦   600 Fourth Street   ♦   P.O. Box 6000   ♦   Sioux City, Iowa 51102-6000
www.terraindustries.com   ♦   712/277-1340   ♦   NYSE Ticker: TRA